                                  EXHIBIT 12.2
                                  ------------

                            BREED TECHNOLOGIES, INC.
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                        (IN MILLIONS, EXCEPT PER RATIOS)


                                                  Fiscal Years Ended June 30,
                                             ------------------------------------
                                              1994    1995    1996   1997   1998
                                             -----  ------  ------  -----  -----
Net Earnings (loss) before
   extraordinary item..................      $44.6  $ 72.3  $ 63.0  $14.9  $(358.6)
Add: Income taxes......................       28.4    37.8    35.3   14.8    (60.2)
                                             -----  ------  ------  -----  -------
Profit (loss) before income taxes......      $73.0  $110.1  $ 98.3  $29.7  $(418.8)
                                             =====  ======  ======  =====  =======

Fixed Charges
   Interest expensed...................      $ 1.1  $  0.8  $  2.7  $26.8  $  68.9
   Capitalized interest................                               0.1      0.1
   Amortization of deferred
      financing costs..................                               0.7     16.8
   Estimated interest factor on
      operating leases.................        0.3     0.4     0.3    1.8      3.6
   Dividends on redeemable
      preferred stock..................                                       10.0
                                             -----  ------  ------  -----  -------

Total Fixed Charges....................      $ 1.4  $  1.2  $  3.0  $29.4  $  99.4
                                             =====  ======  ======  =====  =======

Earnings Computation
   Profit (loss) before tax............      $73.0  $110.1  $ 98.3  $29.7  $(418.8)
   Fixed charges.......................        1.4     1.2     3.0   29.6     99.3
                                             -----  ------  ------  -----  -------
Total Earnings as Adjusted.............      $74.4  $111.3  $101.3  $59.2  $(319.5)
                                             =====  ======  ======  =====  =======

Ratio of earnings to                          52.3    92.7    33.8    2.0     (---)
   fixed charges.......................      -----  ------  ------  -----  -------

Insufficiency of earnings to cover
   combined fixed charges and
   preferred stock dividends...........                                    $(418.8)
                                                                           =======
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